                                                      Exhibit 23(m)(i)(a)

                                               AMENDED AND RESTATED

                                             SERVICE PLAN AND AGREEMENT

                                                        with

                                         OppenheimerFunds Distributor, Inc.

                                               For Class A Shares of

                                               Oppenheimer Global Fund

     This Amended and Restated  SERVICE PLAN AND AGREEMENT (the "Plan") is dated as of the 14th day of June,  2002, by and between  Oppenheimer  Global Fund (the
"Fund") and OppenheimerFunds Distributor, Inc. (the "Distributor").

     1. The Plan.  This Plan is the Fund's written  service plan for its Class A
Shares described in the Fund's  registration  statement as of the date this Plan takes effect,  contemplated by and to comply with Rule 2830 of the Conduct Rules of the National  Association of Securities Dealers,  Inc., pursuant to which the
Fund will  reimburse  the  Distributor  for a portion of its costs  incurred  in connection  with the personal  service and  maintenance of shareholder  accounts
("Accounts")  that hold Class A Shares (the  "Shares") of the Fund. The Fund may
be deemed to be acting as  distributor  of securities of which it is the issuer, pursuant  to Rule  12b-1  under the  Investment  Company  Act of 1940 (the "1940
Act"),  according to the terms of this Plan. The Distributor is authorized under the Plan to pay "Recipients," as hereinafter defined, for rendering services and for the  maintenance of Accounts.  Such  Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

     2.  Definitions.  As used in this Plan, the following  terms shall have the following meanings:

     (a) "Recipient"  shall mean any broker,  dealer,  bank or other institution which:  (i) has rendered  services in connection  with the personal  service and maintenance of Accounts;  (ii) shall furnish the  Distributor  (on behalf of the
Fund) with such  information  as the  Distributor  shall  reasonably  request to answer such questions as may arise  concerning such service;  and (iii) has been selected by the Distributor to receive payments under the Plan.  Notwithstanding the foregoing,  a majority of the Fund's Board of Trustees (the "Board") who are
not "interested  persons" (as defined in the 1940 Act) and who have no direct or indirect  financial  interest in the operation of this Plan or in any agreements relating  to this Plan (the  "Independent  Trustees")  may  remove  any  broker, dealer, bank or other institution as a Recipient, whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

     (b) "Qualified Holdings" shall mean, as to any Recipient,  all Shares owned beneficially  or of record by: (i) such  Recipient,  or (ii) such  brokerage  or other  customers,  or  investment  advisory or other  clients of such  Recipient and/or  accounts as to which such  Recipient  is a  fiduciary  or  custodian  or co-fiduciary or co-custodian  (collectively,  the "Customers"),  but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan. In the event that two entities would otherwise  qualify as Recipients as to the same Shares, the Recipient which is the dealer of record on the Fund's books shall be deemed the Recipient as to such Shares for purposes of this Plan.

3.       Payments.
         ---------

     (a) Under the Plan, the Fund will make payments to the Distributor,  within forty-five (45) days of the end of each calendar  quarter,  in the amount of the lesser  of: (i) 0.25% on an annual  basis of the  average  during  the  calendar quarter of the aggregate net asset value of the Shares, computed as of the close of each business day, or (ii) the  Distributor's  actual expenses under the Plan for  that  quarter  of the  type  approved  by the  Board.  Notwithstanding  the foregoing,  the Fund will not make payments to the  Distributor in excess of the amount the Distributor  pays to Recipients.  The  Distributor  will use such fee received  from the Fund in its  entirety  to  reimburse  itself for  payments to
Recipients and for its other  expenditures and costs of the type approved by the
Board  incurred in  connection  with the  personal  service and  maintenance  of
Accounts including,  but not limited to, the services described in the following paragraph. The Distributor may make Plan payments to any "affiliated person" (as defined in the 1940 Act) of the Distributor if such affiliated  person qualifies as a Recipient. The services to be rendered by the Distributor and Recipients in connection  with the  personal  service  and the  maintenance  of  Accounts  may include, but shall not be limited to, the following: answering routine inquiries from the  Recipient's  customers  concerning the Fund,  providing such customers with information on their investment in Shares,  assisting in the  establishment and  maintenance  of accounts  or  sub-accounts  in the Fund,  making the Fund's investment  plans and dividend  payment  options  available,  and providing such other  information and customer liaison services and the maintenance of Accounts as the Distributor or the Fund may reasonably request. It may be presumed that a
Recipient has provided services qualifying for compensation under the Plan if it has  Qualified  Holdings of Shares to entitle it to payments  under the Plan. In the event that either the Distributor or the Board should have reason to believe that,  notwithstanding the level of Qualified  Holdings,  a Recipient may not be rendering  appropriate  services,  then the  Distributor,  at the request of the
Board,  shall  require  the  Recipient  to  provide  a  written  report or other information to verify that said Recipient is providing  appropriate  services in this regard. If the Distributor still is not satisfied,  it may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

     Payments  received by the Distributor from the Fund under the Plan will not be used to pay any interest expense,  carrying charges or other financial costs, or  allocation  of overhead by the  Distributor,  or for any other purpose other than for the payments  described  in this  Section 3. The amount  payable to the
Distributor  each  quarter  will be  reduced to the  extent  that  reimbursement payments  otherwise  permissible  under the Plan have not been authorized by the
Board for that quarter.  Any unreimbursed  expenses  incurred for any quarter by the Distributor may not be recovered in later periods.

     (b) The Distributor shall make payments to any Recipient quarterly,  within forty-five  (45)  days of the end of each  calendar  quarter,  at a rate  not to exceed  0.25% on an annual basis of the average  during the calendar  quarter of the  aggregate  net asset  value of the Shares  computed as of the close of each business  day, of  Qualified  Holdings  owned  beneficially  or of record by the
Recipient or by its  Customers.  However,  no such payments shall be made to any
Recipient for any such quarter in which its  Qualified  Holdings do not equal or exceed,  at the end of such  quarter,  the minimum  amount  ("Minimum  Qualified
Holdings"), if any, to be set from time to time by a majority of the Independent
Trustees.

     Alternatively,  the Distributor may, at its sole option, make the following service fee payments to any Recipient quarterly,  within forty-five (45) days of the end of each calendar  quarter:  (A) "Advance Service Fee Payments" at a rate not to exceed 0.25% of the average during the calendar  quarter of the aggregate net asset value of Shares,  computed as of the close of business on the day such
Shares are sold,  constituting Qualified Holdings,  sold by the Recipient during that  quarter and owned  beneficially  or of record by the  Recipient  or by its
Customers,  plus (B)  service fee  payments at a rate not to exceed  0.25% on an annual basis of the average  during the calendar  quarter of the  aggregate  net asset  value  of  Shares,  computed  as of  the  close  of  each  business  day, constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than one (1) year. At the Distributor's sole option, Advance Service Fee Payments may be made more often than quarterly, and  sooner  than the end of the  calendar  quarter.  In the  event  Shares  are redeemed less than one year after the date such Shares were sold,  the Recipient is obligated to and will repay the  Distributor  on demand a pro rata portion of such Advance  Service Fee  Payments,  based on the ratio of the time such Shares were held to one (1) year.

     A majority of the Independent Trustees may at any time or from time to time increase or decrease  and  thereafter  adjust the rate of fees to be paid to the
Distributor  or to any  Recipient,  but not to exceed the rate set forth  above, and/or increase or decrease the number of shares constituting  Minimum Qualified
Holdings.  The Distributor  shall notify all Recipients of the Minimum Qualified
Holdings and the rate of payments hereunder applicable to Recipients,  and shall provide each  Recipient  with written  notice  within thirty (30) days after any change in these  provisions.  Inclusion of such  provisions  or a change in such provisions in a revised current prospectus shall constitute sufficient notice.

     (c)  Under  the  Plan,   payments  may  be  made  to  Recipients:   (i)  by
OppenheimerFunds, Inc. ("OFI") from its own resources (which may include profits derived  from  the  advisory  fee it  receives  from the  Fund),  or (ii) by the
Distributor (a subsidiary of OFI), from its own resources.

     4. Selection and Nomination of Trustees.  While this Plan is in effect, the selection or  replacement  of  Independent  Trustees and the nomination of those persons to be Trustees of the Fund who are not "interested  persons" of the Fund shall be committed to the discretion of the Independent Trustees. Nothing herein shall  prevent  the  Independent  Trustees  from  soliciting  the  views  or the involvement  of others in such  selection or nomination if the final decision on any such  selection  and  nomination  is approved by a majority of the incumbent
Independent Trustees.

     5. Reports.  While this Plan is in effect,  the Treasurer of the Fund shall provide at least  quarterly a written report to the Fund's Board for its review, detailing the amount of all payments made pursuant to this Plan, the identity of the Recipient of each such payment, and the purposes for which the payments were made.  The report shall state  whether all  provisions of Section 3 of this Plan have been complied with. The Distributor shall annually certify to the Board the amount of its total  expenses  incurred  that year with  respect to the personal service  and  maintenance  of Accounts in  conjunction  with the Board's  annual review of the continuation of the Plan.

     6.  Related  Agreements.  Any  agreement  related  to this Plan shall be in writing and shall  provide  that:  (i) such  agreement  may be terminated at any time,  without payment of any penalty,  by vote of a majority of the Independent
Trustees  or by a vote of the  holders of a  "majority"  (as defined in the 1940
Act) of the Fund's  outstanding voting securities of the Class, on not more than sixty  days  written  notice  to any  other  party to the  agreement;  (ii) such agreement shall  automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act);  (iii) it shall go into effect when approved by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such agreement; and (iv) it shall, unless terminated as herein  provided,  continue  in  effect  from  year to year only so long as such continuance  is  specifically  approved  at least  annually by the Board and its
Independent  Trustees  cast in person at a meeting  called  for the  purpose  of voting on such continuance.

     7. Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
been approved by a vote of the Independent  Trustees cast in person at a meeting called on April 11,  2002 for Board I for the  purpose  of voting on this  Plan.
Unless  terminated as  hereinafter  provided,  it shall continue in effect until renewed by the Board in  accordance  with the Rule and  thereafter  from year to year  thereafter  or as the Board may otherwise  determine  only so long as such continuance  is  specifically  approved  at least  annually by the Board and its
Independent  Trustees  by a vote  cast in person  at a  meeting  called  for the purpose of voting on such  continuance.  This Plan may be terminated at any time by vote of a majority of the Independent  Trustees or by the vote of the holders of a "majority"  (as defined in the 1940 Act) of the Fund's  outstanding  voting securities of Class A. This Plan may not be amended to increase  materially  the amount of payments to be made without  approval of the Class A Shareholders,  in the manner described  above,  and all material  amendments must be approved by a vote of the Board and of the Independent Trustees.

     8.  Disclaimer  of  Shareholder  and  Trustee  Liability.  The  Distributor
understands  that the  obligations  of the Fund under this Plan are not  binding upon any Trustee or shareholder of the Fund  personally,  but bind only the Fund and the Fund's  property.  The Distributor  represents that it has notice of the provisions of the Declaration of Trust of the Fund  disclaiming  shareholder and
Trustee liability for acts or obligations of the Fund.

                                         Oppenheimer Global Fund

                                    By:     /s/ Robert G. Zack
                                            ------------------
                                            Robert G. Zack, Secretary

                                         OppenheimerFunds Distributor, Inc.

                                    By:     /s/ Katherine P. Feld
                                            ---------------------
                                            Katherine P. Feld
                                            Vice President